SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Cascade Bancorp
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1100 NW Wall Street
Bend, Oregon 97701

March 16, 2009

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Cascade Bancorp (the “Company”) to be held on Monday, April 27, 2009, at 5:30 p.m. at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon.

     The Notice of Annual Meeting of Shareholders and Proxy Statement are included herein and describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company and its subsidiaries. Directors and officers of the Company, as well as a representative of Symonds, Evans & Company, P.C., the Company’s independent auditors, will be present to respond to appropriate shareholder questions.

     Enclosed are the Company’s Annual Report and Form 10-K Report as filed with the Securities and Exchange Commission. Among other information, these reports include consolidated financial statements, the report of the independent auditors and management’s discussion and analysis of financial condition and results of operations.

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote your proxy via the internet, by telephone or by mail in order to ensure a quorum.

     Your continued interest and support of Cascade Bancorp are sincerely appreciated.

Sincerely,

GREGORY D. NEWTON
Secretary

Please give careful attention to all of the information enclosed with this letter, including the information contained or incorporated by reference in the proxy statement.

CASCADE BANCORP
_______________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held at [5:30] P.M. on Monday, April 27, 2009
_______________________

     NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Cascade Bancorp (“Cascade” or the “Company”) will be held at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 27, 2009, at [5:30] p.m. Pacific Time for the following purposes:

Item 1.	The election of 9 directors to the Board of Directors;

Item 2.	To ratify the appointment of Symonds, Evans & Company, P.C. as Cascade’s independent auditors for 2009; and

Item 3.	To transact such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

NOTE:	The Board of Directors is not aware of any other business to come before the Meeting.

     If you were a shareholder of record of Cascade as of close of business on February 27, 2009, you are entitled to receive this notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

     We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy statement and annual report on Form 10-K to their shareholders via the Internet. We believe this method will allow shareholders to access the information they need, while lowering delivery costs and reducing the paper required. Accordingly, we sent all but our largest shareholders a Notice of Internet Availability of Proxy Materials which contains instructions on how to access proxy materials via the Internet or how to request to receive a printed set of proxy materials.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy via the Internet, telephone or mail in order to ensure the presence of a quorum.

     Registered holders may vote:

1.	By Internet: go to http://www.investorEconnect.com;

2.	By toll-free telephone: call 1-800-579-1639; or

3.	By mail: mark, sign and date and promptly mail the enclosed proxy card.

     Beneficial holders. If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

GREGORY D. NEWTON
Secretary

March 16, 2009
Bend, Oregon

_______________________

PROXY STATEMENT
_______________________

OF
CASCADE BANCORP
1100 N.W. Wall Street
Bend, Oregon 97701
(541) 385-6205

ANNUAL MEETING OF SHAREHOLDERS
April 27, 2009

When and where is the Meeting?

     The 2009 Annual Meeting of Shareholders of Cascade Bancorp (“Cascade” or the “Company”) will be held at the Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 27, 2009 at 5:30 p.m. Pacific Time (the “Meeting”).

Why am I receiving these materials?

     The Board of Directors of the Company (the “Board”) has made these materials available to some larger shareholders by mail and to other shareholders on the Internet, or upon request, has delivered printed versions of these materials by mail in connection with the Board’s solicitation of proxies for use at the Meeting. Our shareholders are invited to attend the Meeting and are requested to vote on the proposals described in this proxy statement.

What items will be voted on at the Meeting?

     This proxy statement, which was first mailed to shareholders on or about March 14, 2008, is furnished in connection with the solicitation of proxies by the Board to be voted at the Meeting. The purpose of this proxy statement is to solicit the votes of the Cascade shareholders with respect to the following matters:

Item 1.	To elect nine (9) directors to the Board of Directors;

Item 2.	To ratify the appointment of Symonds, Evans & Company, P.C. as the Company’s independent auditors for 2009; and

Item 3.	To transact other business as may properly come before the Meeting.

Who may vote?

     If you were a shareholder of Cascade as of the close of business on February 27, 2009 (the “Record Date”), you are entitled to vote at the Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 28,088,110 shares outstanding held by approximately 8,400 holders of record.

Why did some shareholders receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

     Pursuant to the new rules recently adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide our shareholders with access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record who hold less than 50,000 shares of the Company’s common stock and to beneficial owners. All shareholders can access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

     We encourage you to vote electronically or by telephone. You may vote via the Internet at www.proxyvote.com or, if you requested or received printed copies of the proxy materials by mail, you can also vote by mail or by telephone by calling 1-800-579-1639. Please see “Voting via the Internet or by Telephone” near the end of this proxy statement for additional information regarding these methods of voting. To vote by mail, please complete, sign and date the proxy card and return it to us at your earliest convenience.

     If you are a shareholder of record as of February 27, 2009, you may vote in person at the Meeting. Even if you plan to attend the Meeting, please complete, date, and sign the accompanying proxy and return it promptly to us by mail, or vote via the Internet or telephone.

How is my proxy voted?

     If you submit a properly executed proxy with no instructions, the named proxy holders will vote your shares in favor of the director nominees listed in this proxy statement, in favor of adoption of the Cascade Bancorp 2009 Performance Incentive Plan, and in favor of the ratification of the appointment of Symonds, Evans & Company, P.C. as the Company’s independent auditors. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the Meeting. The Board has named Patricia Moss and Gary Hoffman, M.D. as the proxy holders. Their names appear on the proxy form accompanying this proxy statement. You may name another person to act as your proxy if you wish, but that person would need to attend the Meeting in person or further vote your shares by proxy.

How do I change or revoke a proxy?

     After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the Meeting. You may revoke your proxy by submitting a proxy bearing a later date or by notifying the Secretary of Cascade (in person or in writing by mail) of your wish to revoke your proxy. You may also change your proxy or vote by voting again via the Internet or by telephone as described above. If you wish to revoke your proxy by mail, your revocation must be received by the Secretary of Cascade no later than 5:00 p.m., local time, on Friday, April 24, 2009, the last business day before the Meeting. You may also revoke your proxy by oral request if you are present at the Meeting.

     You may still attend the Meeting even if you have submitted a proxy. You should be aware that simply attending the Meeting will not, of itself, revoke a proxy.

How do we determine a quorum?

     We must have a quorum to conduct any business at the Meeting. Shareholders holding at least a majority of the outstanding shares of common stock must either attend the Meeting or submit proxies to have a quorum. If you come to the Meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum, but not count your shares as voting for or against the given matter.

How do we count votes?

     The named proxy holders will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against a matter submitted to a vote of shareholders. Each share is entitled to one vote.

     A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions on a non-routine matter to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

What is the voting requirement to approve each proposal?

     Approval of Director Nominees

     Assuming the existence of a quorum, the nine (9) director nominees receiving the most votes will be elected, even if the number of votes is less than a majority of the votes cast or present.

     Approval to Ratify Appointment of the Company’s Independent Auditors

     Assuming the existence of a quorum, the Company’s independent auditors will be appointed if the number of shares voted in favor of the proposal to ratify the appointment exceeds the number of shares voted against.

How many shares are held by directors and officers?

     As of the Record Date, directors and named executive officers of Cascade beneficially owned 1,005,142 shares, all of which are entitled to vote, including 36,302 shares of Cascade common stock that are held in Cascade’s 401(k) plan and are voted by the trustees of the plan. These shares constitute approximately 3.58% of the total shares outstanding and entitled to be voted at the Meeting. We expect all directors and executive officers to vote in favor of all proposals.

Who is paying the cost of this proxy solicitation?

     Cascade will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Cascade requests that banks, brokerage houses, other institutions, nominees, and fiduciaries forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Cascade and its bank subsidiary, Bank of the Cascades (“Bank”), acting on Cascade’s behalf, may solicit proxies personally. Cascade may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. In addition, Cascade may engage an outside proxy solicitation firm to render proxy solicitation services.

Are there any retroactive adjustments to the data in this proxy statement?

     All share related data has been retroactively adjusted for the five-for-four stock split declared and paid in 2006.

ITEM 1. ELECTION OF DIRECTORS

     The Company’s Board of Directors currently consists of ten directors. In accordance with the Cascade Bylaws, the size of the Board may be between 9 and 11 directors. The Board has nominated the nine persons listed under the heading “Nominees” for re-election at the Meeting to serve as directors until the 2009 Annual Meeting of Shareholders and until their successors have been elected and qualified.

     Unless otherwise directed, the proxies solicited by the Board will be voted FOR the election of the nominees name below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted either (1) for the election of such substitute as the named proxies may recommend, or (2) for the balance of the nominees, leaving a vacancy. At this time the Board knows of no reason why any nominee might be unavailable to serve.

     The Bylaws of the Company do not allow nominations from the floor at the Meeting. Any shareholder wishing to nominate a person for election as a director must submit that nomination to the Secretary of Cascades as outlined under “Nominating and Corporate Governance Committee.”

     The directors and named executive officers of Cascade beneficially own and have the right to vote 1,005,142 shares, or approximately 3.58% of the shares entitled to be voted at the Meeting.

Nominees

     All Nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. The age indicated and other information in each nominee’s biography is as of the Record Date.

Nominees for Election:	Age	Year First Elected Director
Jerol E. Andres	65	1993
Henry H. Hewitt	67	2004
Gary L. Hoffman	68	1984
Judith A. Johansen	50	2006
Clarence Jones	69	2006
Patricia L. Moss	55	1993
Ryan R. Patrick	53	1998
James E. Petersen	68	1986
Thomas M. Wells	57	2006

     Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of the directors or executive officers.

     Jerol E. Andres. Mr. Andres has served as a director since 1993. Since 1988 Mr. Andres has served as CEO and President of JELD-WEN Development, Inc., a real estate development company. He is also the Board Chair of Central Oregon Clear Choice Health Plans Inc., the provider of health insurance to the Company, and serves as a board member on Suncadia, Inc. and Chileno Bay LLC both companies where JELD-WEN Inc. is the majority owner.

     Henry H. Hewitt. Mr. Hewitt has been a director of the Company since 2004. Mr. Hewitt joined the Portland, Oregon based law firm of Stoel Rives LLP as an associate in 1969 and became a partner in 1975 and currently serves as its Business Practice Group Leader. He was Chairman of Stoel Rives LLP from 1990 to 1998 and from 2001 until 2005. His practice emphasizes general business advice, acquisitions, financings and strategic planning. He currently serves on the board of directors of Columbia Forest Products, Inc. and Hampton Resources, Inc. and the board of trustees for Willamette University (Chairman, 1995-2003.)

     Gary L. Hoffman, M.D. Dr. Hoffman has been a director of the Company since 1984. Dr. Hoffman served as Vice Chairman of the Board from 2000 until 2005, when he was appointed Chairman of the Cascade Board of Directors. Dr. Hoffman was the owner of Grand Yachts Northwest from March 2001 until May 2005. Dr. Hoffman currently serves as a director of Pneu-Logic Corporation in Portland, Oregon, and is a co-founder and was a board member of Deschutes Medical Products, Inc. in Bend, Oregon.

     Judith A. Johansen. Ms. Johansen has been a director of the Company since 2006. Ms. Johansen currently serves as the President of Marylhurst University, a position she has held since July 2008. In addition, Ms. Johansen served as PacifiCorp President/CEO from 2001 to 2006, and served as executive vice president of Regulation and External Affairs from 2000 to 2001. She currently serves on the boards of Schnitzer Steel Industries, Inc., Kaiser Permanente Foundation, Idaho Power Co. and Marylhurst University. Ms. Johansen serves as President of the Port of Portland Commission and is a member of the board of directors of the Portland branch of the Federal Reserve Bank of San Francisco.

     Clarence Jones. Mr. Jones was elected as a director in 2006 by the Cascade shareholders in connection with the merger of Cascade and F&M Holding Company (“F&M”) and Farmers & Merchants State Bank. Mr. Jones served as President of F&M from 1989 to 1999, and then as President and CEO from 1999 to 2005, and Chairman of the Board from 2001 until April 2006. Mr. Jones provided consulting services to Cascade between April 2006 and December 2006. Mr. Jones also serves on the Boise State University Athletic Association Board of Directors, the Governing Board of the Treasure Valley Hospital, Buy Idaho, and the Idaho Council on Industry and Environment.

     Patricia L. Moss. Ms. Moss has been director of the Company since 1993. Ms. Moss currently serves as CEO of Bank of the Cascades and President & CEO of Cascade Bancorp. From 1998 to 2003, Ms. Moss served as President & CEO of the Bank and the Company. She is also a director of MDU Resources Group, Inc., Oregon Business Council, and Clear Choice Health Plans, Inc. In addition, Ms. Moss serves on the advisory board of Oregon Investment Fund.

     Ryan R. Patrick, CPA. Mr. Patrick has been a director of the Company since 1998. Mr. Patrick, a certified public accountant, has been a partner in the firm of Patrick Casey & Co. LLP since 2000. His experience includes financial reporting and business and tax consulting for a wide range of clients, including individuals, corporations, partnerships, estates and trusts. Mr. Patrick is a former director of Cascade Healthcare Community, which operates St. Charles Medical Centers in Bend and Redmond, Oregon. Mr. Patrick also serves as a Trustee on the Company’s Profit Sharing/401(k) Plan.

     James E. Petersen. Mr. Petersen has been a director of the Company since 1986. Mr. Petersen also serves as Assistant Secretary of the Company. Since 1980 Mr. Petersen has been a partner in the Bend law firm of Karnopp Petersen LLP where he specializes in the areas of business, real estate and estate planning. He currently serves as general counsel for the Company. Mr. Petersen formerly served as Chairman of the Board of Cascade Healthcare Community which operates the St. Charles Medical Centers in Bend and Redmond, Oregon and until its acquisition by Microsemi, Inc. in 2006, he served as a Director of Advanced Power Technology, Inc., a public company located in Bend, Oregon.

     Thomas M. Wells. Mr. Wells was elected a director in 2006 by the Cascade shareholders in connection with the merger of Cascade and F&M. He is the senior partner and CFO of the law firm Wells, Jaworski & Liebman, LLP, which he founded in 1986. Mr. Wells serves as counsel to David F. Bolger, the owner of more than 20% of the outstanding shares in the Company. In addition to his legal practice, Mr. Wells serves as Trustee of the Bolger Foundation, as president and Trustee of the Wells Mountain Foundation, and as Managing Member of Bristol Downtown Development Association, LLC.

     THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE TO THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS COMPOSITION AND RESPONSIBILITIES

Board of Directors Composition and Leadership

     The Cascade Board of Directors currently is made up of nine directors. The Board of Directors determined that each of the directors is an “independent director” as defined under the NASDAQ rules except for Moss and Jones. There is an agreement between Moss and the Company pursuant to which the Company will exercise its best efforts to cause Moss to be nominated as a director of the Company.

Responsibilities of the Board of Directors

     Each director is responsible for discharging his or her duties in good faith in the best interests of the Company, and with the care a prudent person would reasonably exercise under the circumstances. Directors have a duty to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. The Board is authorized to retain outside legal, accounting or other advisors, as necessary, to carry out its responsibilities.

     Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. Directors are expected to disclose all business relationships with the Company and recuse themselves from discussions and decisions affecting those relationships. The Company annually solicits information from directors in order to monitor potential conflicts of interest and to make its determination of director independence.

Meeting Responsibilities

     Directors are expected to attend the annual meeting of shareholders and scheduled Board meetings in person and are expected to review pre-meeting materials and to take an active and effective role in all meetings and deliberations.

     During the fiscal year 2008, the Board met fourteen times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of all meetings held by Board committees on which he or she served. All but one director attended the 2008 annual meeting.

Non-Management Directors – Stock Ownership Guidelines

     The Board has adopted stock ownership guidelines applicable to all non-management directors of the Company. The guidelines generally provide that any non-employee director should own, within four years of the beginning of their board service, Company Common Stock having a fair market value equal to four times the director’s annual cash retainer.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has designated the following committees: Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee.

     The current composition of each Board committee is:

Nominating and Corporate
Compensation Committee	Audit Committee	Governance Committee
Jerol Andres (chair)	Ryan Patrick (chair)	Henry Hewitt (chair)
Henry Hewitt	Gary Hoffman	James Petersen
Judith Johansen	Judith Johansen	Thomas Wells
Thomas Wells	Jerol Andres

Compensation Committee

     As more fully described in its charter, the Compensation Committee provides assistance to the Board of Directors by discharging its responsibilities relating to the compensation of the Company’s Named Executive Officers (“NEOs”) and directors, and by approving the annual report on executive compensation for inclusion in the Company’s proxy statement. The Board has delegated authority to the Compensation Committee to approve compensation for the NEOs and to recommend the compensation of the CEO to the Board of Directors for approval. The Committee meets at least twice annually and additionally on an as-needed basis. A copy of the Compensation Committee Charter is available on the Company’s website at www.botc.com.

     Annual NEO compensation decisions are typically made at the February Committee meeting, and Board meeting in the case of the CEO. Compensation for NEOs is determined based on a number of factors as discussed more specifically in the “Executive Compensation Philosophy and Objectives for Named Executive Officers.” These factors are reviewed by the Compensation Committee and include the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the compensation for peers within the Company, compensation in the relevant marketplace for similar positions, and performance of the individual and the Company as a whole. In making its determination, the Compensation Committee considers all forms of compensation and benefits using widely accepted practices to review the total value delivered through all elements of pay and the potential future value of the Compensation Committee’s current compensation decisions.

     Interaction with Consultants. The Compensation Committee has in the past engaged a compensation consultant to provide input on executive compensation plan design and structure, assist in Peer Group selection, and recommend compensation ranges. In 2008, the Compensation Committee retained Amalfi Consulting, consultants specializing in the banking industry, to assist with projects. One of the projects focused primarily on the development of a peer group of banks of similar size and business strategy for 2009. The consultants are independent and report directly to the Committee.

     Role of Executives in Compensation Committee Deliberations. The Compensation Committee frequently requests the attendance of the CEO and the Executive Vice President and Chief Human Resources Officer at Compensation Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives may be invited to attend a Compensation Committee meeting to provide pertinent financial or human resources information. NEOs in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding NEO compensation.

     The Compensation Committee discusses the CEO’s compensation with her, but final deliberations and all votes regarding her compensation are made without her present. The Compensation Committee makes recommendations to the Board for final approval regarding all compensation matters for the CEO. The Compensation Committee makes all decisions related to compensation for the other NEOs after receiving recommendations from the CEO and input from the independent compensation consultants. A NEO is not present at a meeting when his or her compensation is being approved.

     The Compensation Committee met seven times during 2008. For more information about the Compensation Committee’s activities see “Compensation Discussion and Analysis” and “Report of the Compensation Committee of the Board of Directors.”

Audit Committee

     The Audit Committee consists of four outside directors, each of whom is determined to meet the independence standards for members of public company audit committees set forth in NASDAQ Listing Standards and SEC rules. The Audit Committee operates under a written charter adopted by the Board. The Board has determined that director Patrick is qualified as an Audit Committee financial expert as defined in Item 401 of Regulation S-K and NASDAQ listing standards. The Audit Committee charter is available on the Company’s website at www.botc.com.

     The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to corporate accounting and reporting practices of the Company, and to assurance of the quality and integrity of its consolidated financial statements. The purpose of the Audit Committee is to serve as an independent and objective party to: (i) monitor the Company’s financial reporting process and internal control system, (ii) oversee, review and appraise the audit activities of the Company’s independent auditors and internal auditing function, and (iii) maintain complete, objective and open communication between the Board, the independent accountants, financial management, and the internal audit function. The Audit Committee provides oversight and evaluation of the process by which management certifies the effectiveness of the Company’s system of internal controls. The Audit Committee reviews and discusses with the independent auditor its attestation report on the Company’s system of internal control over financial reporting and its findings as to deficiencies in the system of controls, if any.

     The Company’s independent auditor reports directly to the Audit Committee. The Audit Committee is solely responsible for appointing or replacing the Company’s independent auditor, recommending the submission of such appointment to a shareholder vote, and assuring the independence and providing oversight and supervision thereof. Any non-audit services provided by the auditor must be pre-approved by the Audit Committee. The Audit Committee met seven times during 2008. For more information about the Audit Committee’s activities see “Report of the Audit Committee of the Board of Directors.”

Nominating and Corporate Governance Committee

     As more fully described in its charter, the Nominating and Corporate Governance Committee (the “Governance Committee”) provides assistance to the Board by identifying qualified individuals as prospective Board members and recommends to the Board of Directors the director nominees for election at the annual meeting of shareholders. The Governance Committee oversees the annual review and evaluation of the performance of the Board and its committees, develops and recommends corporate governance guidelines to the Board of Directors, and leads and oversees a search process in the event of a CEO vacancy. In addition, the Governance Committee examines, evaluates, and monitors the independence of directors for general Board positions, as well as for specific committee duties, and evaluates specific qualifications for members serving as audit committee financial experts. The Governance Committee also reviews and approves or ratifies any material potential conflict of interest or transaction between Cascade and any “related person” as defined under applicable SEC rules. See “Related Person Transactions Policy and Procedures” below. The Nominating and Corporate Governance Committee met two times during 2008.

     The Governance Committee evaluates the qualifications of individual candidates for the Board using a consistent process that takes into account all factors and criteria it considers appropriate, including identifying the beneficial impact a candidate will have on the Company and the Board in terms of skill set, expertise, experience, business development contributions, background, character, individual success in chosen fields, public company expertise, geographic diversity, and independence of candidates. The Governance Committee will consider shareholder recommendations for candidates for the Board using the same process. Shareholder recommendations for potential directors must be in writing, the shareholder submitting a recommendation must have continuously held at least $2,000 in market value of Cascade Bancorp common stock for at least one year and hold the stock through the date of the annual meeting. Any shareholder who intends to nominate a director at an annual meeting must deliver notice to the Secretary of Cascade not less than 60 or more than 90 days prior to the date of the annual meeting; provided, however, that if less than 65 days notice or prior public disclosure of the meeting date is given to shareholders, the shareholder’s notice of a director nomination must be received before the close of business on the 15th day after the notice or prior public disclosure to be timely. The shareholder notice must include, for each nominee, the name, age, business address, residences, principal occupation or employment, number of shares owned by the nominee and other information that would be required under the rules of the SEC. The Governance Committee requires evidence that the nominee’s qualifications meet the criteria and considerations as outlined in the Committee charter or as published by the Company from time to time. Refer to the Governance Committee Charter at the Company’s website www.botc.com for minimum qualifications of director candidates and procedures for shareholders in communicating with the Board.

     Related Person Transactions Policy and Procedure. In November 2007, the Board of Directors adopted a written Related Person Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) Cascade was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest. A related person as defined in the policy is (i) a member of the Board of Directors, (ii) a nominee for the Board of Directors, (iii) an executive officer, (iv) a person who beneficially owns more than 5% of Cascade’s common stock or (v) any immediate family member of any of the people listed above.

     Under the policy, the related person is required to notify and provide information regarding the related person transaction to the Company’s Chief Financial Officer (CFO). If the CFO determines that the proposed transaction is a related person transaction in which the related person’s interest is material, the Nominating and Corporate Governance Committee must review the transaction for approval or disapproval. In determining whether to approve or disapprove a related party transaction, the Nominating and Corporate Governance Committee shall consider all relevant facts and circumstances. No committee member shall participate in the review of a related person transaction if he or she has an interest in the transaction.

Director Compensation

     The following table sets forth information regarding director compensation for the fiscal year ended December 31, 2008:

Director Compensation Table

					Change in
					Pension Value
					and Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gary L. Hoffman	56,050	28,077	—	N/A	3,311	339	87,776
Jerol E. Andres	48,900	28,077	—	N/A	84,912	339	162,227
Henry H. Hewitt	42,500	28,079	—	N/A	763	339	71,681
Judith A. Johansen	40,000	28,077	—	N/A	—	339	68,415
Clarence Jones	37,100	28,077	—	N/A	—	339	65,515
Ryan R. Patrick	50,550	28,077	—	N/A	12,041	339	91,006
James E. Petersen	43,550	28,077	—	N/A	1,882	339	73,847
Thomas M. Wells	38,500	28,077	—	N/A	245	339	67,160
Gary Capps*	22,633	2,083	—	N/A	—	339	25,055
____________________

*	Mr. Capps retired from the board effective April 28, 2008.

     The following narrative discusses the material information necessary to understand the information provided in the Director Compensation Table above.

     Fees Earned or Paid in Cash (column b): Each Company director received an annual cash retainer of $26,000 in 2008. Directors received $9,000 cash to compensate them for their expected attendance at board meetings. Gary Capps received a pro-rated amount as he retired from the board on 4/28/2008. The Chairman of the Board (Hoffman) received an additional fee of $20,000 in 2008. The following Directors received cash compensation for acting as Committee Chairs: Andres $7,500, Hewitt $4,000, Patrick $9,000, and Petersen $4,000. Directors also received cash compensation for their anticipated attendance at various committee meetings, with the exception of Loan Committee, for which cash compensation of $150 per meeting was paid for actual attendance: Hoffman $1,050, Andres $6,400, Hewitt $3,500, Johansen $5,000, Jones $2,100, Patrick $6,550, Petersen $4,550, Wells $3,500, Capps $2,300. At the start of the year, fees are calculated based on anticipated number of committee meetings with exception of Loan Committee, and fees are then paid out pro-rata on a monthly basis. Employee directors do not receive fees for serving on the board.

     Stock Awards (column c): Restricted stock values expensed during each fiscal year in accordance with FAS 123R. The Company granted shares of restricted stock to its outside directors in 2008 from the 2002 Equity Incentive Plan. On March 3, 2008, the Company granted directors (with the exception of Hewitt and Capps) 2,566 shares each at $10.13 price per share. All of these shares vested on March 3, 2008. On May 21, 2008, 2,971 restricted stock units at $8.75 per share were granted to Mr. Hewitt under the 2008 Performance Incentive Plan. Mr. Capps did not receive an equity grant.

     Option Awards (column d): The Company historically has not granted any stock options to directors other than nonqualified stock options. The Company did not grant any stock options to the directors in 2008.

     Change in Pension Value and Nonqualified Deferred Fee Earnings (column f): Some of the directors are party to a director emeritus agreement. The amounts in this column represent the 2008 annual accrual for each of the directors that is party to a director emeritus agreement. The director emeritus agreement provides for a benefit of $18,000 per year for 10 years for directors Andres, Hoffman, Patrick and Petersen (for director Capps, the benefit is $22,200 for 10 years). The benefit will be paid from the director’s normal retirement date until the later of the director’s death or 120 months. Directors Andres, Hewitt, Hoffman, Patrick, Petersen, and Wells are also party to Deferred Fee Agreements, with interest credited annually at a rate of 6.25%. This column also includes earnings that are considered above market.

     All Other Compensation (column g): This amount reflects cash dividends accrued on unvested restricted stock during 2008.

     Aggregate Number of Option Awards Outstanding at Fiscal Year End 2008: Hoffman – 7,420; Andres – 0; Capps – 0; Hewitt – 0; Johansen – 0; Jones – 0; Patrick – 7,420; Petersen – 7,420; and Wells – 0.

     Aggregate Number of Restricted Stock Units Outstanding at Fiscal Year End 2008: Hewitt – 2,971.

Communications with Directors

     Shareholders wishing to communicate with the Board of Directors or with a particular committee or director may do so in writing addressed to the Board, or to the particular director, and delivering it to our Secretary at the address of our main office at 1100 N.W. Wall Street, Bend, Oregon 97701. The recipient will promptly forward such communications to the applicable committee, director or to the Chairman of the Board for consideration.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth the shares of common stock beneficially owned as of February 27, 2009, by each director and each named executive officer, the directors and named executive officers as a group and those persons known to beneficially own more than 5% of our common stock:

					Total Shares
	Shares of	Nonvested	Stock	Shares held	of Common	Percent
	Common	Restricted	Options	in 401(K)	Stock	of
Beneficial Owner’s Name	Stock	Stock	Exercisable	Plan	Owned	Class
5% Owners:

David F. Bolger
79 Chestnut Street
Ridgewood, NJ 07450-2533	1,525,712	—	—	—	1,525,712	5.43%

The David F. Bolger (1)
2008 Nongrantor Charitable Lead Annuity Trust
c/o Wells, Jaworski, & Liebman, LLP
12 Route 17 North, P.O. Box 1827
Paramus, NJ 07652	2,526,955	—	—	—	2,526,955	9.00%

T. Rowe Price Associates, Inc. (2)
100 E. Pratt Street
Baltimore, Maryland 21202	2,647,500	—	—	—	2,647,500	9.43%

The David F. Bolger (1)
2008 Grantor Retained Annuity Trust
c/o Bolger & Co., Inc.
79 Chestnut Street
Ridgewood, NJ 07450	1,937,332	—	—	—	1,937,332	6.90%

Barclays Global Investors, NA
400 Howard Street
San Francisco, CA 94105	1,762,644	—	—	—	1,762,644	6.28%

Officers and Directors:
Jerol E. Andres , Director	26,562	—	—	—	26,562	0.09%
Gary L. Hoffman, Director	99,048	—	7,420	—	106,468	0.38%
Ryan R. Patrick, Director	32,325	—	7,420	—	39,745	0.14%
James E. Petersen , Director	97,708	—	7,420	—	105,128	0.37%
Judi Johansen, Director	7,217	—	—	—	7,217	0.03%
Henry Hewitt, Director	11,386	—	—	—	11,386	0.04%
Patricia L. Moss, Director	76,842	34,984	116,625	17,246	245,697	0.87%
Clarence Jones, Director	22,223	—	—	—	22,223	0.08%
Thomas M. Wells, Director	29,478	—	—	—	29,478	0.10%
Michael J. Delvin, Officer	9,281	15,213	22,103	542	47,139	0.17%
Gregory D. Newton, Officer	42,798	11,089	57,447	1,110	112,444	0.40%
Frank R. Weis, Officer	62,934	9,580	52,635	5,999	131,148	0.47%
Peggy L. Biss, Officer	47,358	9,580	52,164	11,405	120,507	0.43%

All Directors and Executive
Officers as a Group (13)	565,160	80,446	323,234	36,302	1,005,142	3.58%
____________________

(1)	As reported in Amendment No. 2 to the Schedule 13D filed with the SEC on May 29, 2008 by David Bolger (“Bolger”), Two-Forty associates, The David F. Bolger 2008 Grantor Retained Annuity Trust (“GRAT”) and The David F Bolger 2008 Non-Grantor Charitable Lead Annuity Trust (“CLAT”). The Schedule 13D discloses that Bolger has shared voting and dispositive power with respect to 2,129,653 shares, Two-Forty Associates has shared voting and dispositive power with respect to 192,321 shares, the “GRAT” has shared voting and dispositive power with respect to 1,937,332 shares and the “CLAT” has shared voting and dispositive power with respect to 2,526,955 shares.

(2)	These securities are owned by various individual and institutional investors including shares owned by T. Rowe Price Associates, Inc. (which owns 2,647,500 shares, representing 9.4% of the shares outstanding), which T. Rowe Price Associates, Inc (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.”

COMPENSATION DISCUSSION AND ANALYSIS

     As previously described in the “Compensation Committee” section, the Compensation Committee (“Committee” as used in this section) determines our compensation objectives, philosophy and forms of compensation for our NEOs and directors and recommends the same for the CEO to the Board for its approval. Several members of senior management, including the CEO and Executive Vice President and Chief Human Resources Officer, regularly participate in the Committee’s executive compensation process for the NEOs, and the Committee regularly receives reports and recommendations from its compensation consultant. In 2008 the Committee reviewed our compensation objectives and philosophy in an effort to tailor our compensation plans and arrangements to address the current economic climate. In undertaking this review, the Committee took into account the recent and expected trends in our local and regional economy, the extent to which those trends have affected our performance, and the anticipated impacts on our performance in future periods. The Committee also took into account our performance in comparison to the performance of other banks around the country. This Compensation Discussion and Analysis reflects the results of that review and discusses and analyzes the Company’s compensation program and the amounts shown in the executive compensation tables that follow (Director Compensation tables are set forth under “Director Compensation” above.) The Company NEOs are:

Name	Position
Patricia L. Moss	President and CEO of Cascade Bancorp and CEO of
Bank of the Cascades
Michael J. Delvin	Executive Vice President and COO of Cascade Bancorp
and President and COO of Bank of the Cascades
Gregory D. Newton	Executive Vice President, Chief Financial Officer and
Secretary of the Company
Peggy L. Biss	Executive Vice President and Chief Human Resources
Officer of the Company
Frank R. Weis	Executive Vice President and Chief Credit Officer of
Bank of the Cascades.

Executive Compensation Philosophy and Objectives for Named Executive Officers

     We believe it is critical to the success of the Company to attract and retain highly qualified executives to the Company. It is also important to encourage, motivate and reward these executives for achieving and maintaining high levels of performance that contribute to long-term shareholder value. To achieve these objectives, we have structured our executive compensation program to recognize and reward the contributions of the executives in achieving our performance goals while aligning the interest of executives and shareholders by linking a significant portion of an executive’s compensation to Company performance. Our executive compensation program is designed to have sufficient flexibility to facilitate the achievement of the goals for individual business units and individual executives, but to do so within the overall objectives for performance of the Company as a whole.

     Notwithstanding the Company’s overall compensation objectives as related to our Peer Group, as defined and set forth below, compensation opportunities for specific individuals vary based on a number of factors including scope of duties, tenure, institutional knowledge and difficulty in recruiting a new executive. We believe a portion of each executive’s total compensation opportunity is tied to individual performance. In addition, a meaningful portion of each executive’s total compensation opportunity should be linked to long-term goals and delivery of increasing shareholder value. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value. In some instances, the amount and structure of compensation results from arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality and proven managerial talent. Decisions regarding total compensation program design, as well as individual pay decisions and adjustments, will be made in the context of this executive compensation philosophy.

Compensation Framework

     Our goal is (i) to balance short-term and long-term objectives, so annual incentives are combined with long-term incentives and (ii) to attract executive talent, retain a team of effective leaders and provide protection for the Company. The compensation framework set forth below balances the NEOs’ need for current cash, security, and funds to cover taxes on long-term incentives with the need for alignment of NEOs’ long-term interests with those of shareholders.

     The combination of salary and the annual cash incentive make up cash compensation. The sum of cash compensation plus the annual equity/long-term incentive awards results in total direct compensation. High performance will result in maximum total direct compensation. The Company also desires to motivate and reward NEOs relative to future performance, so the Company does not currently consider prior stock compensation gains as a factor in determining future compensation levels.

     The following is a discussion of the elements of our 2008 executive compensation program and the primary purpose and form of each.

Peer Group

     The primary data source used in setting competitive compensation targets for the NEOs is the information publicly disclosed by a “2008 Peer Group” of the 14 companies listed below (“Peer Group”), the composition of which is reviewed annually and may change from year-to-year. These companies include banks of similar size and business strategy (i.e. those with a commercial lending focus.) The Committee selected high-performing banks located in geographic locations with similar growth opportunities. This Peer Group is selected because the Company has historically performed in the top tier of all banks nationally. The selected Peer Group is comprised of banks that historically have achieved faster rates of growth in areas such as loans, deposits, net income and earnings per share. In addition, the Peer Group has sustained above-industry performance in key metrics such as return on assets and return on equity when compared to community banks in general.

     The following table lists the companies comprising the Peer Group.

2008 PEER GROUP
Company Name (Ticker)	Company Name (Ticker)
PacWest Bancorp (PACW)	West Coast Bancorp (WCBO)
Glacier Bancorp Inc. (GBCI)	First Regional Bancorp (FRGB)
Guaranty Bancorp (GBNK)	Capital Corp of the West (CCOW)
Banner Corporation (BANR)	Vineyard National Bancorp (VNBC)
Western Alliance Bancorporation (WAL)	Farmers & Merchants Bancorp (FMCB)
Frontier Financial Corporation (FTBK)	Heritage Commerce Corporation (HTBK)
Columbia Banking System, Inc. (COLB)	AmericanWest Bancorporation (AWBC)

Application of the Compensation Framework

     After consideration of the data collected on the 2008 Peer Group and each NEO’s performance, the Committee makes decisions regarding individual NEOs’ target total compensation opportunities pursuant to our “Executive Compensation Philosophy and Objectives.”

     In 2008, the Committee defined specific target and maximum award opportunities as a percentage of salary for each executive. When combined with salary, the annual and long-term incentive opportunities are designed to position compensation at approximately the 50th to the 65th percentile of the competitive market as established by the Peer Group for target-level performance, and the 80th to the 90th percentile of the competitive market as established by the Peer Group for high-level performance.

     The table below summarizes the current application of the compensation framework for the NEOs of the Company.

Mix of Fixed and Variable Pay Compared to Peer Group Compensation
Target Awards				Maximum Awards
Fixed	Variable			Fixed	Variable
	Annual Cash	Long-Term	Total		Annual Cash	Long-Term	Total
Salary	Incentive Plan	Incentive Plan	Variable Pay	Salary	Incentive Plan	Incentive Plan	Variable Pay
50% - 60%	50% - 65%	50% - 65%	50% - 65%	50% - 60%	80% - 90%	80% - 90%	80% - 90%

     Base Salary. NEOs are paid cash salaries intended to be competitive in the marketplace as established by the Peer Group and take into account the individual’s experience, performance, responsibilities, and past and potential contributions to the Company. There is no specific weighting applied to the factors considered for setting salaries, and the Committee uses its own judgment and expertise, including CEO recommendations and input from independent compensation consultants, in determining appropriate salaries within the parameters of the compensation philosophy. The salaries are targeted in the range of approximately the 50th to 60th percentiles of the Peer Group (discussed above under “Compensation Framework”), with flexibility to reflect other market data and each individual’s situation. The salaries are set at a lower competitive position than total compensation. The Company targets market competitive salaries as established by the Peer Group and emphasizes placing a significant portion of total compensation at risk and linked to performance.

     Salary decisions take into account the positioning of projected total direct compensation with target-level performance incentives. Because incentive opportunities are defined as a percentage of salary, changes in salary have a significant impact on total compensation. The Committee reviews the projected total direct compensation based on the proposed salaries.

     Annual Cash Incentive (Bonus.) The Annual Cash Incentive is structured to put a significant portion of the NEO’s total compensation package at risk. The Annual Cash Incentive is driven by performance and structured to reward the NEOs who are directly responsible for the performance of the Company. The annual award levels are contingent on meeting predefined corporate, business unit or department and individual goals as established by the CEO and the Board of Directors. The Company communicates the associated performance metrics, goals, and award opportunities (expressed as a percentage of salary) to the NEOs at the beginning of the year. High performance is defined as exceeding pre-determined corporate, business unit or department and individual goals, and achieving financial performance for the Company that is expected to be at a corresponding level in relation to the Peer Group. Cash awards may also be granted at the discretion of the Committee.

     Annual cash incentives (bonuses) are used to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Annual cash incentive awards are provided under the terms of the management incentive bonus program. The bonus program identifies goals relative to Company performance (i.e. return on equity, return on assets, growth in earnings per share and net interest margin), growth (i.e. loan growth and deposit growth), sales and relationship building (i.e. household relationships and household retention), quality (i.e. capital ratios and efficiency ratio) and individual performance.

     The table below shows the annual cash incentive award opportunities at threshold, target, and maximum as a percentage of salary for 2008.

	Annual Cash Incentive Opportunity as
	Percent of Salary for Performance in 2008
Executive	Threshold	Target	Max
Patricia L. Moss	54%	60%	120%
Michael J. Delvin	40%	45%	90%
Gregory D. Newton	36%	40%	80%
Peggy L. Biss	36%	40%	80%
Frank R. Weis	36%	40%	80%

     Equity/Long-Term Incentives. Long-term equity incentives are designed to drive Company performance and to encourage ownership, foster retention, and align NEOs’ interests with the long-term interests of shareholders. Similar to the approach used for annual cash incentives, long-term incentive award opportunities are defined as a percentage of base salary. The long-term incentive awards are generally contingent on achieving Company performance goals and are granted at the discretion of the Committee for all NEOs other than the CEO, which is granted by the Board. These awards vest over a period of time and may include incentive stock options, non-qualified stock options, restricted stock, restricted stock units or stock appreciation rights.

     The table below shows the total long-term incentive opportunity for 2008 on an annualized basis as a percentage of salary.

	Equity Award Opportunities in 2008
	as a Percentage of Base Salary
NEO	Threshold	Target	Max
Patricia L. Moss	n/a	60%	120%
Michael J. Delvin	n/a	45%	90%
Gregory D. Newton	n/a	40%	80%
Peggy L. Biss	n/a	40%	80%
Frank R. Weis	n/a	40%	80%

     Deferred Compensation Agreements (“DCAs”). The Bank has DCAs in place for the NEOs which allow NEOs to elect to defer a portion of their bonus payment. The amount of any deferral is then placed in a deferral account. DCAs are very common within the industry and eighty-eight percent (88%) of the Peer Group currently utilize deferred compensation plans. The Bank has established a deferral account for the NEOs on its books, which collects the annual deferral and interest. The deferral account is solely used as a measuring device, and the NEO is a general unsecured creditor of the Bank regarding the payment of benefits. The DCA also provides payouts in the event of the following terminations: early retirement, disability, change of control, financial hardship, and death. The DCA’s are payable in equal installments or in a lump sum depending on the NEO’s selection under the agreement.

     Other Executive Retirement Benefits. The Bank has non-qualified, unfunded 2008 Supplemental Executive Retirement Plans (“SERPs”)in place for the CEO and certain key executives, including the NEOs. The 2008 SERPs replace the SERPs and SCAs for the CEO and certain key executives, including the NEOs. The 2008 SERPs provide specified benefits to the participants upon termination or a change-in-control of the Company. The benefits are subject to certain vesting requirements. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. The Company’s analyses of competitive positioning of total compensation as reflected by the Peer Group took into account the value of executive retirement benefits of the NEOs. The 2008 SERP supports the objective of retaining a stable, committed and qualified team of key executives.

     The following table is a summary of the current 2008 SERP benefits in effect as of February 2008.

	Anticipated
	Years of Service		Annual Post	Normal
	at Normal	Annual Benefit	Retirement	Retirement
NEO	Retirement Age	($)	Guaranteed	Age	Period
Patricia L. Moss	36	226,700	2.5%	59	Lifetime or minimum
					of 20 years
Michael J. Delvin	12	73,500	2.5%	62	20 years
Gregory D. Newton	16	77,150	2.5%	62	20 years
Peggy L. Biss	35	94,250	2.5%	55	20 years
Frank R. Weis	23	94,250	2.5%	62	20 years

     The 2008 SERPs in place for the NEOs provide payouts in the case of termination due to the following events: normal retirement, early retirement, early termination, disability, change of control and death.

     General Benefits. The NEOs participate in the Bank’s broad-based employee welfare benefit plans, such as medical, dental, vision, supplemental disability and term life insurance. The NEOs are provided the same benefits, and participate in the cost at the same rate, as all other employees.

     The Bank sponsors a 401(k) Retirement Savings Plan (the “401(k) Plan”) pursuant to which employees may make deferrals (“Employee Deferrals”) and the Bank may make matching contributions (“Matching Contributions”) and profit-sharing contributions (“Profit Sharing Contribution”). All contributions are subject to certain limitations on contributions under the Code and the 401(k) Plan provisions.

     Employees who are 18 years of age or older and have completed one month of service are eligible to make Employee Deferrals. In accordance with IRS guidelines, employees may contribute up to one hundred percent (100%) of their salary to the Plan on a pre-tax basis. Employees with six (6) months of service are eligible to receive Matching Contributions.

     Annually, the formula for the Matching Contribution and the Profit Sharing Contribution is established at the discretion of the Board of Directors. Matching Contributions are made at the same time as Employee Deferrals. Historically this formula has been a contribution equal to one hundred percent (100%) of Employee Deferrals up to six percent (6%) of base salary. Participants actively employed at year-end and with over one thousand (1000) hours of paid time in the Calendar Year (a “Year of Service”), are eligible to receive Profit Sharing Contributions. Profit Sharing Contributions are allocated to employees based on eligible pay. Employees are one hundred percent (100%) vested in employee contributions at all times. Benefits attributable to employer matching and profit sharing contributions vest at a rate of twenty percent (20%) after two years of service, forty percent (40%) after three years of service, seventy percent (70%) after four years of service, and one hundred percent (100%) after five years of service.

     Participants may receive distributions from their profit sharing accounts only upon retirement, death, disability, termination of employment, the attainment of age 59½, or in the case of certain defined instances of financial hardship. In addition, 401(k) Plan participants are permitted to apply for and borrow funds against fifty percent (50%) of the vested balance of their 401(k) Plan account, subject to approval by Plan Trustees.

Compensation Framework in Relation to 2008 Results

     Base Salary Award. In light of the current economic conditions affecting the Bank, the Committee and the Board decided that there would be no increases in salary for the CEO or any of the NEOs in 2009.

     Cash Incentive Awards. After reviewing the Company’s performance for 2008, the Committee determined that the Company fell short of the annual incentive goals for 2008. The Committee, therefore, did not award any cash incentive for 2008 performance to the NEOs.

     Equity/Long-Term Incentive Awards. The Committee (and in the case of the CEO, the Board), at its discretion are considering making discretionary equity grants to the NEO’s at a later date in 2009 in recognition that although NEOs did not earn the annual award pursuant to the plan, retention of the current management team is critical in the current economy and competitive environment, and a significant portion of their compensation should be aligned with shareholder interest.

Adjustment or Recovery of Awards

     The Company has not adopted a formal policy or any change in control agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act of 2002 does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for: (i) any bonus or other incentive or equity-based compensation received during the twelve (12) months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of the Company during those twelve (12) months.

Timing & Pricing of Equity Grants

     On February 1, 2006, the Board of Directors adopted formal “Equity Grant Guidelines” regarding the equity grant process and related controls as amended on March 3, 2008. The Equity Grant Guidelines help ensure that all equity grants are properly and legally made, are reported and disclosed accurately, are properly accounted for, and receive proper tax treatment. The Equity Grant Guidelines are designed to: (i) avoid making regular grants during regularly scheduled Company blackout periods, (ii) avoid making grants while in possession of material non-public information, (iii) document the process of both approving and granting equity as well as document key terms of any such equity grants, and (iv) document the use of the closing price of Company stock on the grant date. Ongoing grants to NEOs are typically made at a meeting of the Board of Directors in the first quarter of each year after the announcement of the prior year’s earnings has been made in a press release and, for newly hired officers, on the 10th business day of the month following the date of hire.

Stock Ownership Guidelines

     Within five years from award of title, the NEOs are expected to acquire and hold a minimum of Company stock equal to 3.0x the annual base salary in the case of the CEO and 2.0x the annual base salary in the case of all other NEOs. NEOs not meeting the ownership requirements are not eligible for promotion unless there is a plan approved by the CEO and the Chairman of the Compensation Committee. Once an officer meets the ownership requirements there will be no requirement to requalify until the officer sells an ownership interest.

     The following ownership interests are considered when determining compliance with the Board and officer stock ownership guidelines.

  Common shares held directly or indirectly;

  Common shares (on an as converted full value basis) held in 401(k) or other benefit plan; and

  All vested and unvested stock options, restricted stock, and stock units.

Executive Employment Agreements, Change in Control Agreement and Post-Termination Payments

     Effective January 1, 2008, the Company entered into an Executive Employment Agreement with each NEO (with the exception of Delvin who opted to retain his existing Change in Control Agreement) which includes payment upon change in control, involuntary termination, and, in the case of the CEO, voluntary termination for good reason. Such agreements are common in our industry and among our Peer Group. The agreements are an important part of executive retention.

     The term of each agreement is two years commencing effective January 1, 2008, and will automatically renew for additional one year periods thereafter unless the executive or the Company gives notice of termination sixty (60) days prior to the expiration of the immediately preceding term. The agreements replace change in control agreements that were previously in place.

     CEO Executive Employment Agreement. In the event of a termination of Moss’s employment upon a change in control (as defined) and a material adverse change in employment (as defined), provided the termination occurs within one (1) year prior to or two (2) years following the change in control, Moss will receive an amount equal to two and a half (2.5) times her then current base salary plus an amount equal to the product of the average of each of the prior three years annual cash incentive as a percent of the applicable year’s base salary and her then current base salary. In addition, the Company will provide Moss with certain employment benefits for a period of eighteen (18) months following the date of termination.

     In the event of an involuntary termination (as defined) of Moss’s employment with the Company or the Bank or a termination of Moss’s employment by Moss for good reason (as defined), Moss will receive an amount equal to two (2) times her then current base salary plus an amount equal to the prorated cash incentive in effect for Moss in the year in which the termination occurs, and the Company will provide Moss with certain employment benefits for a period of eighteen (18) months following the date of termination.

     The agreement further provides that if any payments received by Moss due to a change in control would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay Moss a single “grossing-up” equal to the amount of excise tax imposed by Section 4999 of the Internal Revenue Code.

     In the event of termination of Moss’s employment upon written agreement or notice of resignation by Moss for other than good reason, Moss shall provide up to 240 hours of consulting services to the Company within the first six (6) months following such termination. Moss will be paid for the consulting services at an hourly rate equal to her annual base salary at the time of termination divided by 2080 for each hour worked.

     The employment agreement includes a non-competition provision which prohibits Moss from competing with the Company or the Bank in Oregon or Idaho and soliciting any employee or customer of the Company or the Bank during the term of the employment agreement and for an eighteen (18) month period following termination of her employment.

     Other NEO Executive Employment Agreements. In the event of a termination of Newton’s, Biss’s, or Weis’s employment upon a change in control (as defined) and a material adverse change in employment (as defined), provided the termination occurs within one (1) year prior to or eighteen (18) months following the change in control, Newton, Biss, or Weis, as the case may be, will receive an amount equal to two (2) times the then current base salary plus an amount equal to the product of the average of each of the prior three years annual cash incentive as a percent of the applicable year’s base salary and the then current base salary. In addition, the Company will provide certain employment benefits for a period of eighteen (18) months following the date of termination.

     In the event of an involuntary termination (as defined) of Newton’s, Biss’s, or Weis’s employment with the Company or the Bank, the agreements provide that Newton, Biss, or Weis, as the case may be, will receive an amount equal to one and a half (1.5) times the then current base salary plus an amount equal to the prorated cash incentive in effect in the year in which the termination occurs, and the Company will provide certain employment benefits for a period of eighteen (18) months following the date of termination.

     The agreements further provide that if any payments received by Newton, Biss, or Weis, as the case may be, due to a change in control would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay a single “grossing-up” equal to the amount of excise tax imposed by Section 4999 of the Internal Revenue Code.

     In the event of termination of employment upon written agreement or notice of resignation by Newton, Biss, or Weis, such executive shall provide up to 120 hours of consulting services to the Company within the first ninety (90) days following such termination. Newton, Biss, or Weis, as the case may be, will be paid for the consulting services at an hourly rate equal to the annual base salary at the time of termination divided by 2080 for each hour worked.

     The employment agreement includes a non-competition provision which prohibits each of Newton, Biss, and Weis from competing with the Company or the Bank in Oregon or Idaho and soliciting any employee or customer of the Company or the Bank during the term of the employment agreements and for an eighteen (18) month period following termination of employment.

     Change in control agreement. On December 8, 2008 the Company entered into an amended and restated change in control agreement with Michael J. Delvin. Pursuant to the amended and restated agreement, in the event of a change of control and a material adverse change in employment within one year prior to or eighteen (18) months following the change of control, Delvin will receive an amount equal to two (2) times the sum of Delvin’s then current base salary plus an amount equal to the product of the average of each of the prior three (3) year’s cash incentive as a percent of the applicable year’s base salary and Delvin’s then current base salary. For purposes of the change in control agreement “material adverse change in employment” means without Delvin’s express written consent: (i) any change of duties materially inconsistent with his position immediately prior to a change in control; (ii) a change in his reporting responsibilities as in effect immediately prior to a change in control; or (iii) any removal of him from or any failure to reelect or reappoint him to his position immediately prior to a change in control, except in connection with his termination for cause or as a result of his death or disability, or upon his retirement from the Company; (iv) reduction of his aggregate base salary from the Company following a change in control; or (v) relocation of the office at which he regularly performs his duties for the Company which relocation is not consented to by him and which relocation requires him to be based greater than thirty (30) miles outside the city limits of Bend, Oregon. The agreement also provides for the continuation of medical, dental, disability and life insurance benefits for eighteen (18) months following such termination.

Tax and Accounting Considerations

     The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123R, as revised 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

     Section 162(m) of the Code places a limit on the tax deduction for compensation in excess of $1 million paid to the CEO and the four most highly compensated executive officers of a corporation in a taxable year. The Cascade Bancorp 2002 Equity Incentive Plan is designed to provide “performance-based compensation.” All of the compensation the Company paid in 2007 to the NEOs is expected to be deductible under Section 162(m) of the Code. The Committee retains the discretion, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company. The Company has proposed approval of the Cascade Bancorp 2008 Performance Incentive Plan by the shareholders. If approved, the 2008 Plan will be used for future grants of equity compensation. The 2008 Plan is further described in “Cascade Bancorp 2008 Performance Incentive Plan” and in the actual plan attached hereto.

     The following table sets forth all compensation received from the Company for the fiscal year ended December 31, 2008, by the Company’s NEOs who were serving at the end of 2008. Columns required by the SEC rules may be omitted where there is no amount to report in this table and the tables that follow.

Summary Compensation Table

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive	Compensation	All Other
		Salary	Awards	Awards	Plan Comp.	Earnings	Comp.	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Patricia L. Moss	2008	391,400	182,897	85,489	—	477,709	50,578	1,188,073
President and CEO of	2007	380,000	192,271	58,072	—	422,032	46,357	1,098,732
Cascade Bancorp and	2006	323,841	143,703	36,421	388,596	293,078	36,257	1,221,896
CEO of Bank of the Cascades

Gregory D. Newton	2008	222,600	54,935	32,539	—	135,437	42,865	488,376
Executive Vice President,	2007	210,000	52,644	22,356	—	75,210	31,723	391,933
Chief Financial Officer and	2006	187,000	33,950	15,522	149,600	61,825	25,530	473,427
Secretary of the Company

Michael J. Delvin	2008	247,200	79,337	42,582	—	160,074	46,426	575,619
Executive Vice President and	2007	240,000	81,743	29,657	—	113,922	38,008	503,330
COO of Cascade Bancorp	2006	220,250	56,936	20,808	220,500	102,603	30,416	651,513
and President and COO of
Bank of the Cascades

Peggy L. Biss	2008	196,100	42,287	29,495	—	187,116	38,195	493,193
Executive Vice President	2007	185,000	44,687	20,487	—	90,632	29,151	369,957
and Chief Human Resources	2006	171,360	27,557	13,568	137,088	41,865	23,180	414,618
Officer of the Company

Frank R. Weis	2008	190,550	47,381	29,495	—	187,560	37,886	492,872
Executive Vice President and	2007	185,000	44,908	20,487	—	104,831	29,169	384,395
Chief Credit Officer of Bank	2006	171,360	27,778	13,723	137,088	74,117	23,211	447,277
of the Cascades

     The following narrative discusses the material information necessary to understand the information on the table above.

     Stock Awards (d): Restricted stock values expensed during each fiscal year in accordance with FAS 123R. Pursuant to the Company’s 2002 Equity Incentive Plan, restricted stock awards were granted to the NEOs on March 3, 2008; February 1, 2007; January 24, 2006; and January 24, 2005. The 2008 grants are cliff vested 100% after four years (2012). The 2007 grants are cliff vested 100% after four years (2011). The 2006 grants vest 50% in year four (January 23, 2010) and 50% in year five (January 23, 2011.) The 2005 grants vest 50% in year three (January 23, 2008) and 50% in year four (January 24, 2009). The values in the table represent the FAS 123R compensation expense amounts for these awards, before reflecting forfeitures.

     Option Awards (e): Stock option values expensed during each fiscal year in accordance with FAS 123R. Pursuant to the Company’s 2002 Equity Incentive Plan, incentive stock options were granted on March 3, 2008; 100% cliff vest after three years (March 3, 2011). Pursuant to the Company’s 2002 Equity Incentive Plan, both incentive stock options and non-qualified stock options were granted on February 1, 2007; 100% of the shares cliff vest after three years (February 1, 2010). No incentive or non-qualified stock options were granted in 2005 or 2006. The values in the table for 2007 and 2008 represent the FAS 123R compensation expense amounts of the 2007 and 2008 awards, before reflecting forfeitures for fiscal year 2007 and 2008. The values in the table for 2006 represent the FAS 123R compensation expense amounts for 2004 stock option grants that fully vested and were expensed in 2007.

     Change in Pension Value and Nonqualified Deferred Compensation Earnings (g): The 2008 amounts shown in column (g) represent the 2008 annual accrual amounts for the SERPs and the above market interest under the DCAs. In 2009 CACB discovered Mr. Delvin’s SERP was under-accrued. The short-fall of $76,645 will be an additional accrual in 2009. Additional details regarding the SERPs and DCAs can be found in “Compensation Discussions and Analysis – Application of Compensation Framework – Other Executive Retirement Benefits.”

     All Other Compensation (h): 2008 all other compensation for the NEOs includes the total of the following benefits and perquisites in the table below. Due to a change in the timing of the 401(k) employer match in 2008, the amounts will appear higher than normal. The 2008 amount includes the 401(k) match earned in 2007 and 2008.

	Restricted			Health &
	Stock	Employer	Profit	Welfare Plan
Name	Dividends	401(k) Match	Sharing	Premiums	Total
Patricia L. Moss	7,211	27,300	11,189	4,878	50,578
Gregory D. Newton	1,587	25,957	10,443	4,878	42,865
Michael J. Delvin	3,059	27,300	11,189	4,878	46,426
Peggy L. Biss	1,292	22,866	9,200	4,837	38,195
Frank R. Weis	1,315	22,534	9,200	4,837	37,886

     The following table sets forth information regarding grants of plan-based awards to the NEOs for the fiscal year ended December 31, 2008:

Grants of Plan-Based Awards

									All Other
									Stock	All Other		Grant
									Awards:	Option	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Number	Awards:	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive Plan			of Shares	Number of	Price of	Stock and
			Plan Awards(1)			Awards(2)			of Stock	Securities	Option	Option
		Grant	Threshold	Target	Max	Threshold	Target	Max	or Units	Underlying	Awards	Awards
Name	Plan	Date	($)	($)	($)	($)	($)	($)	(#)	Options (#)	($/Sh)	(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Patricia L. Moss	Cash		211,356	234,840	469,680
Patricia L. Moss	Equity	3/3/2008				n/a	234,840	469,680	11,500	35,000	10.13	230,245
Gregory D. Newton	Cash		80,136	89,040	178,080
Gregory D. Newton	Equity	3/3/2008				n/a	89,040	178,080	4,250	13,000	10.13	85,303
Michael J. Delvin	Cash		98,880	111,240	222,480
Michael J. Delvin	Equity	3/3/2008				n/a	111,240	222,480	5,500	16,500	10.13	109,340
Peggy L. Biss	Cash		70,596	78,440	156,880
Peggy L. Biss	Equity	3/3/2008				n/a	78,440	156,880	3,750	11,500	10.13	75,363
Frank R. Weis	Cash		68,598	76,220	152,440
Frank R. Weis	Equity	3/3/2008				n/a	76,220	152,440	3,750	11,500	10.13	75,363
____________________

(1)	Represents the threshold, target, and maximum award opportunities under the annual performance-based cash incentive plan. No awards were earned for 2008 performance results.

(2)	Represents the target and maximum award opportunities under the long-term equity incentive plan. The equity incentive plan will be paid out in shares of restricted stock and/or stock options and the number of shares are determined at the date of grant. The Committee (and in the case of the CEO, the Board), at its discretion are considering making discretionary equity grants to the NEO’s at a later date in 2009.

(3)	Performance goals for 2007 were not met for the equity incentive plan; therefore no awards were made under the plan. On March 3, 2008, the Committee and Board granted the NEOs discretionary equity grants. The value of the 2008 equity grants were split approximately equally between restricted stock and stock options. The March 3, 2008 stock options were granted at an exercise price of $10.13. The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 31.95%, risk-free interest rate of 3.39%, expected life of 7.24 years and expected dividend yield of 0.54%. The resulting Black-Scholes grant value for the March 2008 stock option awards was $3.25 per share.

     The following table sets forth information regarding options exercised and amounts realized on equity compensation for the fiscal year ended December 31, 2008:

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
	Number of		Number of	Value
	Shares Acquired	Value Realized	Shares Acquired	Realized on
	on Exercise	upon Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Patricia L. Moss (2)	7,500	7,044	7,638	99,141
Gregory D. Newton	—	—	1,681	21,819
Michael J. Delvin	—	—	3,241	42,068
Peggy L. Biss	—	—	1,368	17,757
Frank R. Weis	—	—	1,393	18,081
____________________

(1)	Reflects restricted stock vested on 1-24-2008 at a stock price of $12.98.

(2)	Ms. Moss exercised 7,500 options on 8/8/2008 at an exercise price of $5.7408. The stock price on 8/8/2008 was $6.68.

     The following table sets forth information regarding outstanding equity awards at the fiscal year ended December 31, 2008:

Outstanding Equity Awards at Fiscal Year-End

	Options Awards					Stock Awards
			Equity Incentive
			Plan Awards
	Number of	Number of	Number of
	Securities	Securities	Securities			Number of	Market Value
	Underlying	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Unexercised	Options	Option	Units of Stock	Units of Stock	Date When
	Options (#)	Options (#)	Unearned	Exercise	Expiration	That Have Not	That Have Not	Equity
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)(1)	Fully Vests
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Patricia L. Moss	16,875	—	—	4.4480	1/1/2010	7,639	51,563	1/24/2009
	16,875	—	—	4.8000	1/1/2011	8,186	55,256	1/23/2010
	21,092	—	—	6.8928	1/1/2012	8,187	55,262	1/23/2011
	40,372	—	—	9.0720	1/21/2013	7,111	47,999	2/1/2011
	21,411	—	—	12.9600	1/20/2014	11,500	77,625	3/3/2012
	—	18,955	—	27.3200	2/1/2017	—	—	2/1/2010
	—	35,000	—	10.1300	3/3/2018	—	—	3/3/2011

Gregory D. Newton	11,250	—	—	4.4480	1/1/2010	1,681	11,347	1/24/2009
	11,250	—	—	4.8000	1/1/2011	2,051	13,844	1/23/2010
	10,546	—	—	6.8928	1/1/2012	2,051	13,844	1/23/2011
	15,252	—	—	9.0720	1/21/2013	2,737	18,475	2/1/2011
	9,149	—	—	12.9600	1/20/2014	4,250	28,688	3/3/2012
	—	7,297	—	27.3200	2/1/2017	—	—	2/1/2010
	—	13,000	—	10.1300	3/3/2018	—	—	3/3/2011

Michael J. Delvin	9,870	—	—	9.0700	1/21/2013	—	—	vested
	12,233	—	—	12.9600	1/20/2014	—	—	vested
	—	9,680	—	27.3200	2/1/2017	—	—	2/1/2010
	—	16,500	—	10.1300	3/3/2018	—	—	3/3/2011
	—	—	—	—	—	3,241	21,877	1/24/2009
	—	—	—	—	—	3,040	20,520	1/23/2010
	—	—	—	—	—	3,041	20,527	1/23/2011
	—	—	—	—	—	3,632	24,516	2/1/2011
	—	—	—	—	—	5,500	37,125	3/3/2012

Peggy L. Biss	11,250	—	—	4.4480	1/1/2010	1,364	9,207	1/24/2009
	11,250	—	—	4.8000	1/1/2011	1,661	11,212	1/23/2010
	9,375	—	—	6.8928	1/1/2012	1,661	11,212	1/23/2011
	12,312	—	—	9.0720	1/21/2013	2,508	16,929	2/1/2011
	7,977	—	—	12.9600	1/20/2014	3,750	25,313	3/3/2012
	—	6,687	—	27.3200	2/1/2017	—	—	2/1/2010
	—	11,500	—	10.1300	3/3/2018	—	—	3/3/2011

Frank R. Weis	11,250	—	—	4.4500	1/1/2010	1,394	9,410	1/24/2009
	11,250	—	—	4.8000	1/1/2011	1,661	11,212	1/23/2010
	9,375	—	—	6.8928	1/1/2012	1,661	11,212	1/23/2011
	12,422	—	—	9.0720	1/21/2013	2,508	16,929	2/1/2011
	8,068	—	—	12.9600	1/20/2014	3,750	25,313	3/3/2012
	—	6,687	—	27.3200	2/1/2017	—	—	2/1/2010
	—	11,500	—	10.1300	3/3/2018	—	—	3/3/2011
____________________

(1)	The market value of restricted stock is the number of shares unvested multiplied by the 12-31-2008 stock price of $6.75.

Notes:

(1)	Reflects 15,277 shares granted on 1/24/05, 16,373 shares granted on 1/23/06 and 7,111 shares granted on 2/1/07. The shares vest from 2008 through 2011 as follows: 7,639 on 1/24/08, 7,639 on 1/24/09, 8,187 on 1/23/10, 8,187 on 1/23/11 and 7,111 on 2/1/11.

(2)	Reflects 6,482 shares granted on 1/24/05, 6,081 shares granted on 1/23/06 and 3,632 shares granted on 2/1/07. The shares vest from 2008 through 2011 as follows: 3,241 on 1/24/08, 3,241 on 1/24/09, 3,041 on 1/23/10, 3,041 on 1/23/11 and 3,632 on 2/1/11.

(3)	Reflects 3,362 shares granted on 1/24/05, 4,102 shares granted on 1/23/06 and 2,737 shares granted on 2/1/07. The shares vest from 2008 through 2011 as follows: 1,681 on 1/24/08, 1,681 on 1/24/09, 2,051 on 1/23/10, 2,051 on 1/23/11 and 2,737 on 2/1/11.

(4)	Reflects 2,787 shares granted on 1/24/05, 3,322 shares granted on 1/23/06 and 2,508 shares granted on 2/1/07. Shares vest from 2008 through 2011 as follows: 1,394 on 1/24/08, 1,393 on 1/24/09, 1,661 on 1/23/10, 1,661 on 1/23/11 and 2,508 on 2/1/11.

(5)	Reflects 2,737 shares granted on 1/24/05, 3,322 shares granted on 1/23/06 and 2,508 shares granted on 2/1/07. Shares vest from 2008 through 2011 as follows: 1,369 on 1/24/08, 1,368 on 1/24/09, 1,661 on 1/23/10, 1,661 on 1/23/11 and 2,508 shares on 2/1/11.

     The following table sets forth information regarding the pension benefits and the present value of the benefits at the fiscal year ended December 31, 2008:

Pension Benefits Table

		Number of	Present Value of	Payments
		Years	Accumulated	During Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service (#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Patricia L. Moss	Supplemental Employee Retirement Plan	31	1,674,397	—
Gregory D. Newton	Supplemental Employee Retirement Plan	11	434,050	—
Michael J. Delvin	Supplemental Employee Retirement Plan	10	634,889	—
Peggy L. Biss	Supplemental Employee Retirement Plan	30	416,511	—
Frank R. Weis	Supplemental Employee Retirement Plan	19	555,997	—
____________________

(1)	The SERP agreements for the NEOs were implemented in 2008. The annual benefit amounts payable at retirement are as follows: Moss - $226,700, Newton - $77,150, Delvin - $73,500, Biss - $94,250, and Weis - $94,250. The annual benefit payments are subject to a 2.5% annual increase during retirement. The Company shall pay the annual benefit amounts in twelve equal monthly installments after normal retirement for a period of 20 years, with the exception of Moss who has a lifetime benefit (minimum 20 years). Normal retirement is defined as age 62 for Newton, Delvin, and Weis; age 59 for Moss; and age 55 for Biss. Payments will commence on the first day of the month following separation from service unless the NEO is considered a specified employee under IRC Section 409A, then payments will commence on the first day of the seventh month following separation from service. Early retirement is defined as separation from service after the officer has attained age 50 and completes 15 years of service. Moss, Biss, Newton, and Weis have early retirement provisions; however, Newton is not vested in the early retirement benefit. Early retirement provides for a reduced benefit based on the account value payable monthly at separation from service for a period of 20 years. See the Post-Termination Payments section for more details.

     The following table sets forth information regarding nonqualified deferred compensation for the fiscal year ended December 31, 2008:

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Patricia L. Moss	—	na	41,706	—	708,998
Gregory D. Newton	—	na	16,625	—	282,627
Michael J. Delvin	—	na	22,231	—	377,924
Peggy L. Biss	—	na	12,288	—	208,902
Frank R. Weis	—	na	12,607	—	214,312
____________________

(1)	The Deferred Bonus Agreements with each NEO allow the officers to defer up to 25% of their annual cash bonus into the plan. No executive contributions were made in 2008 since the NEOs were not awarded a bonus for 2008 performance results. Interest is credited to the plan annually at a current rate of 6.25%; the rate is reviewed and updated regularly.

     The following narrative discusses the material information necessary to understand the information in the table above.

     The above table summarizes the contributions, earnings, withdrawals/distributions, and account balances for the DCAs for the NEOs. See “Compensation Discussion and Analysis – Application of Compensation Framework – Deferred Compensation Agreements” for a description of DCAs. The aggregate earnings during 2008 (column (d))represent an annual interest crediting rate of 6.5% as of the beginning of the year and 6.25% as of the end of the year on the plan balance. The rate is set and adjusted from time to time at the discretion of the Board of Directors and was adjusted during 2007. The general plan design for the DCA allows the NEOs to defer up to 25% of their annual cash bonus into the plan.

POST-TERMINATION TABLE AND NARRATIVE

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CIC)

     This section and the various tables reflect the amount of compensation that would be paid to each of the named executive officers (NEOs) of the Company in the event of various terminations of employment. The values assume a termination date of December 31, 2008, and the values reflect estimated amounts. The exact values would need to be calculated upon the actual termination of employment. The calculations generally do not include compensation and benefits the executives receive that are available to the Company’s general employees. These calculations do not take into account the Stimulus Bill signed into law on February 17, 2009.

     In 2008, the Company entered into employment agreements with Ms. Moss, Mr. Newton, Mr. Weis, and Ms. Biss. In 2008 the Company entered into a change in control (CIC) agreement with Mr. Delvin. The calculations shown throughout this section incorporate the various terms of the employment agreements, CIC agreement, supplemental employee retirement plans (SERP), and deferred bonus agreements (DCA) in place for the NEOs. Summaries of the various plans and agreements are provided in the Compensation Discussion & Analysis. All agreements have been updated to be compliant with IRC Section 409A. At the time of separation from service, if a NEO is considered a specified employee as defined under IRC Section 409A, payments will start on the first day of the seventh month following separation from service vs. the payment schedule otherwise noted. Payments upon various termination scenarios, which include a termination associated with a CIC, are specified in this section.

Termination for Cause

     If the Company terminates a NEO’s employment for cause the Company will not be obligated to pay the NEO any additional compensation or benefits under the SERP or DCA plans. Additionally, the NEOs will not be entitled to any payments under the employment or CIC agreements if they are terminated for cause or detrimental activity, and will have no right to exercise any equity granted under the 2002 Equity Incentive Plan if terminated for cause. The definitions for cause and detrimental activity are provided in each of the specific plan documents.

Payments Made Upon Voluntary Termination by the Executive

     If a NEO voluntarily terminates employment with CACB, the executives are entitled to certain compensation and benefit amounts under the SERP and DCA plans. The entitlement to these various benefits is primarily based on vesting, or because the NEO contributed the value themselves (as is the case with the DCA).

Plan or Payment Description	Ms. Moss	Mr. Delvin	Mr. Newton	Mr. Weis	Ms. Biss
SERP (1)	1,818,974	304,747	216,751	572,237	422,335
DCA (2)	708,998	377,924	282,627	214,312	208,902
Total	2,527,972	682,671	499,378	786,549	631,236
____________________

(1)	Ms. Moss, Ms. Biss, and Mr. Weis are eligible for an early retirement benefit. This benefit is based on the current account value and is payable on the first day of the month following separation from service. Payments are monthly over a period of 20 years. Mr. Newton also has an early retirement provision; however, he is currently not vested in this benefit. Mr. Newton and Mr. Delvin are eligible for an early termination benefit. The early termination payment is equal to the current vested account value and is payable in a lump sum within 30 days following separation from service.

(2)	The DCAs provide for payment of the deferred account balance to each NEO if the executive voluntarily terminates employment before early retirement (age 50 + 15 years of service), or after the early retirement date but before normal retirement (age 62 + 10 years of service). Payment of the benefits shall be made according to each NEO’s distribution election within 30 days following separation from service. The DCAs call for a small interest rate reduction in the deferred account balance if the NEO terminates before the early retirement date. Under the conservative approach, we chose to show the full deferred account balances in this table (the actual payments will not exceed these amounts).

Payments Made Upon Involuntary Termination of the Executive by the Company

     Upon involuntarily termination by the Company without cause, the NEOs are entitled to a severance payment under the employment agreements (excluding Mr. Delvin). In addition to the severance payout, the NEOs (excluding Mr. Delvin) will also receive a continuation of benefits for 18 months per the employment agreements. The acceleration of vesting of any equity awards upon involuntary termination by the Company would only occur with special board approval (we do not include acceleration of equity vesting in this table). In addition to the severance payments under the employment agreements, all of the NEOs are also entitled to certain compensation amounts under the SERPs and the DCAs.

Plan or Payment Description	Ms. Moss	Mr. Delvin	Mr. Newton	Mr. Weis	Ms. Biss
Severance Payment (1)	782,800	N/A	333,900	285,825	294,150
SERP (2)	1,818,974	304,747	216,751	572,237	422,335
DCA (3)	708,998	377,924	282,627	214,312	208,902
Additional Benefits (4)	7,317	N/A	7,317	7,256	7,256
Total	3,318,089	682,671	840,595	1,079,629	932,642
____________________

(1)	The severance payout is equal to 2 times the current salary for Ms. Moss and 1.5 times the current salary for the other NEOs (excluding Mr. Delvin). 2008 salary levels were utilized.

(2)	Ms. Moss, Ms. Biss, and Mr. Weis are eligible for an early retirement benefit under the SERP. This benefit is based on the current account value and is payable on the first day of the month following separation from service. Payments are monthly over a period of 20 years. Mr. Newton also has an early retirement provision; however, he is currently not vested in this benefit. Mr. Newton and Mr. Delvin are eligible for an early termination benefit. The early termination payment is equal to the current vested account value and is payable in a lump sum within 30 days following separation from service.

(3)	The DCA treatment for involuntary termination by the Company is the same as previously discussed under voluntary termination by the executive. The NEOs would be entitled to the deferred account balance within 30 days following separation from service depending upon the election made by the covered NEO.

(4)	These values represent estimated values for the continuation of benefits for a period of 18 months based on 2008 benefit costs.

Payments Made Upon Termination as a Result of Disability

     In the event of termination as a result of disability, the NEOs would be entitled to compensation under the SERP and DCA plans. The acceleration of the vesting of any equity awards upon termination as a result of disability could only be done at the discretion of the board (based on past board precedent we include these values in the table below).

Plan or Payment Description	Ms. Moss	Mr. Delvin	Mr. Newton	Mr. Weis	Ms. Biss
Intrinsic Value of Unvested Stock Options (1)	—	—	—	—	—
Value of Unvested Restricted Stock (2)	287,702	124,565	86,198	74,071	73,902
SERP (3)	1,818,974	711,966	450,126	572,237	422,335
DCA (4)	708,998	377,924	282,627	214,312	208,902
Total	2,815,673	1,214,454	818,950	860,620	705,139
____________________

(1)	All unvested stock options as of December 31, 2008 were underwater and had no intrinsic value.

(2)	The value of unvested restricted stock is equal to the stock price on December 31, 2008 ($6.75) multiplied by the number of unvested shares.

(3)	The SERP agreements for Mr. Newton and Mr. Delvin provide a disability benefit. The benefit is based on the account value and is payable monthly upon separation from service for 20 years. Ms. Moss, Ms. Biss, and Mr. Weis would be eligible for the early retirement benefit as described under voluntary termination.

(4)	The DCA treatment for disability is similar as previously discussed under voluntary termination by the executive. The NEOs would be entitled to the deferred account balance within 30 days following separation from service, depending upon the election made by the covered NEO. No interest rate reduction would apply.

Payments Made Upon Termination as a Result of Death

     In the event of termination as a result of death, the NEOs would be entitled to compensation under the SERP and DCA plans. The acceleration of vesting of any equity awards upon termination as a result of death could only be done by special board approval (based on past board precedent we include these values in the table below).

	Ms. Moss	Mr. Delvin	Mr. Newton	Mr. Weis	Ms. Biss
Intrinsic Value of Unvested Stock Options (1)	—	—	—	—	—
Value of Unvested Restricted Stock (2)	287,702	124,565	86,198	74,071	73,902
SERP (3)	3,617,084	1,172,720	1,230,957	1,503,794	1,503,794
DCA (4)	1,057,072	409,795	365,739	267,770	413,293
Total	4,961,858	1,707,080	1,682,894	1,845,636	1,990,990
____________________

(1)	All unvested stock options as of December 31, 2008 were underwater and had no intrinsic value.

(2)	The value of unvested restricted stock is equal to the stock price on December 31, 2008 ($6.75) multiplied by the number of unvested shares.

(3)	The SERP provides a death benefit in which the executive’s beneficiary is entitled to the annual benefit amount that the executive would have received at normal retirement (defined as age 59 for Ms. Moss, age 55 for Ms. Biss, and age 62 for Mr. Delvin, Mr. Newton and Mr. Weis). The annual normal retirement benefit amounts for the NEOs under the SERP agreements are: Ms. Moss $226,700, Mr. Delvin $73,500, Mr. Newton $77,150, Mr. Weis $94,250 and Ms. Biss $94,250. For termination as a result of death, the benefit payments will commence on the first day of the fourth month following death and will be paid monthly over a period of 20 years. The amounts in the table above represent the present value of the annual normal retirement benefits over a period of 20 years.

(4)	Under the DCA, if the NEO is terminated as a result of death during active service, the Company will pay the executive’s beneficiary an amount equal to the projected balance at normal retirement if the NEO has not reached normal retirement age. Benefits are payable on a monthly basis over 10 years beginning on the first day of the fourth month following death.

Payments Made Upon Termination Associated with a CIC

     The employment agreements for the NEOs (CIC for Mr. Delvin) provide for various severance amounts to be provided upon termination within one year prior or 18 months following a CIC (2 years following a CIC for Ms. Moss). Specifically, the agreements provide each NEO with the following:

1)	A specific lump sum severance payment equal to either 2.5 or 2 times the NEO’s current salary;

2)	An additional lump sum severance payment equal to either 2.5 or 2 times the NEO’s previous three-year average bonus amount as a percentage of his/her then current salary; and

3)	Continued medical, dental, disability, and life insurance benefits equivalent to the benefit plans and programs available to the executive as of the date of termination for a period of eighteen months following the termination.

     The 2002 Equity Incentive Plan provides for 100% vesting of all stock options. The acceleration of the vesting of any restricted stock awards upon CIC can only be done at the discretion of the compensation committee of the board (we include these values in the table below). In addition, the individual SERP and DCA agreements provide for specific payments for termination as a result of a CIC.

     The agreements also provide for a “single gross-up” for Section 280G excise taxes. The agreements state that should any payments constitute an “excess parachute payment” under Section 280G and thereby be subject to an “excise tax” under Section 4999, then the Company will pay an additional amount equal to the amount of the excise tax and the additional federal and state income taxes with respect to the Company payment of this excise tax. Any additional taxes as a result of this gross-up will be the responsibility of the NEO.

	Ms. Moss	Mr. Delvin	Mr. Newton	Mr. Weis	Ms. Biss
Estimated Lump Sum Severance Payout (1)	1,610,750	781,400	635,600	554,092	565,192
Estimated Value of Continued Benefits (2)	7,317	7,317	7,317	7,256	7,256
Intrinsic Value of Unvested Stock Options (3)	—	—	—	—	—
Value of Unvested Restricted Stock (4)	287,702	124,565	86,198	74,071	73,902
Lump Sum CIC Payout Under the SERP (5)	2,467,364	859,207	741,243	984,355	869,030
DCA Current Account Balance (6)	708,998	377,924	282,627	214,312	208,902
Tax Gross-Up Payment (7)	596,450	—	328,711	277,431	298,353
Total Payments Upon a CIC	5,678,581	2,150,412	2,081,696	2,111,517	2,022,635
____________________

(1)	For all of the NEOs this amount is equal to a combination of a specific multiple of the 2008 salary (2.5 for Moss and 2.0 for other NEOs) and the same multiple of the previous three-year average bonus amount as a percentage of current salary.

(2)	The amount shown for each of the NEOs is equal to 18 months of continued medical, dental, vision, life insurance, and long-term disability benefits. We utilized the 2008 actual amounts paid to calculate the estimated CIC value of such benefits.

(3)	All unvested stock options as of December 31, 2008 were underwater and had no intrinsic value.

(4)	The value of unvested restricted stock is equal to the stock price on December 31, 2008 ($6.75) multiplied by the number of unvested shares.

(5)	Upon a CIC, the NEOs would each receive a lump sum payout under the SERP. The amount shown in the table above is the total CIC payout as determined by the Schedule A for each NEO. These amounts would be paid within 30 days following separation from service.

(6)	Upon a CIC, the NEOs would be entitled to their account balances in the DCA. Payments would be made within 30 days following separation from service. The values in the table represent the DCA account balances as of 12/31/08 for each of the NEOs.

(7)	All of the NEOs are eligible for a tax gross-up payment as described above. Currently, the CIC payments for all of the NEOs except Mr. Delvin would trigger an excise tax and a corresponding tax gross-up payment.

ITEM 3. RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has appointed Symonds, Evans & Company, P.C. as the independent auditors to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2009. The selection of independent auditors is being submitted to a vote of the shareholders. If the appointment of the independent auditor is not ratified by shareholder vote, the Audit Committee may appoint another independent auditor or may decide to maintain its appointment of Symonds, Evans & Company, P.C.

     The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee has approved all services provided by Symonds, Evans & Company, P.C. and has reviewed and discussed with Symonds, Evans & Company, P.C. the fees paid, as described below.

     A representative of Symonds, Evans & Company, P.C. will be present at the Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Recommendation of the Board

     THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF SYMONDS, EVANS & COMPANY, P.C. AS INDEPENDENT AUDITORS FOR 2009.

AUDIT AND NON-AUDIT FEES

     Symonds served as the Company’s independent auditors for the fiscal year ended December 31, 2008. The Audit Committee pre-approved all of the audit related services, tax services and other services provided by Symonds in 2008.

     The following table sets forth the aggregate fees for services by the independent auditor for the years ended December 31, 2008 and 2007:

	2008	2007
Audit fees	$176,027	$133,210
Audit-related fees	144,879	114,043
Tax fees	19,000	16,020
Other fees	24,272	23,014
Total Fees	$364,178	$292,869

Audit Fees

     Audit fees related to the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2008 and 2007, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such years.

Audit-Related Fees

     Audit-related fees pertaining to 2008 and 2007 primarily included fees for the audits of management’s assessment of the Company’s internal control over financial reporting related to Section 404 of the Sarbanes-Oxley Act and the Company’s 401(k) Profit Sharing Plan.

Tax Fees

     Tax fees in both 2008 and 2007 were primarily for services related to the Company’s estimated tax payments and preparation of the Company’s tax returns.

Other Fees

     Other fees related to 2008 and 2007 included fees in connection with the FDICIA examination and various research projects.

Pre-Approval Policies and Procedures

     The Audit Committee is responsible for assuring the independence of the independent auditor, including considering whether provision of non-audit related services is compatible with maintaining the independence of the independent auditor. Any non-audit services provided by the auditor must be pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     In fulfilling its oversight responsibility of reviewing the services performed by the Company’s auditor, the Audit Committee carefully reviewed the policies and procedures for the engagement of the independent auditor. The Audit Committee also discussed with Symonds, Evans & Company, P.C., the Company’s independent auditor, the overall scope and plans for the audit and the results of its audit, including the matters required for discussion by Statement of Auditing Standards No. 61. The Audit Committee reviewed the written disclosures regarding the independence of Symonds, Evans & Company, P.C., contained in its letter to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board. The Committee determined the compensation of the independent auditor and followed the established policy for pre-approval of all services, audit and non-audit related, provided by the independent auditor. The Committee met periodically with the independent auditor without management present. The Committee has concluded that the provision of non-audit related services described in “Audit and Non-Audit Fees” are compatible with maintenance of the independence of the independent auditor. The Committee determined the extent of funding that the Company must provide to the Committee to carry out its duties and determined that such amounts were sufficient in 2008.

     The Committee recommended, based on the review and discussions summarized above, that the audited consolidated financial statements be included in Cascade Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008.

     This report is submitted by the Company’s Audit Committee consisting of Ryan R. Patrick, (Chair), Jerol E. Andres, Gary L. Hoffman and Judith A. Johansen.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in the Company’s 2008 Annual Report on Form 10-K and this Proxy Statement.

     This report is submitted by the Company’s Compensation Committee consisting of Jerol E. Andres (Chair), Henry H. Hewitt, Judith A. Johansen and Thomas M. Wells.

EXPERTS

     Cascade’s consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, incorporated by reference into this proxy statement have been audited by Symonds, Evans & Company, P.C., independent auditors and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CODE OF CONDUCT AND ETHICS

     The Company has adopted a written Code of Conduct and Ethics that applies to all of the Company’s directors, officers and employees, including its principal executive officer and principal financial officer. The Code of Conduct and Ethics sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Conduct and Ethics mandates accountability for adherence to the Code of Conduct and Ethics, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board is mindful that the success of the Company depends on the ongoing competence, honesty and integrity of its human resources to build relationships of trust with customers and shareholders, and believes the Code of Conduct and Ethics reasonably deters wrongdoing by directors, officers and employees. The Code of Conduct and Ethics includes sections on matters such as conflicts of interest, confidentiality, bank bribery act, lending practices, and personal conduct. The Code of Conduct and Ethics is posted on the Company’s website at www.botc.com. In addition, any waivers of the Code of Conduct and Ethics for the Board or executive officers of the Company will be disclosed in a report on Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in time deposits. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2008, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $2.3 million, which represented approximately .95% of the Company’s consolidated stockholders’ equity at that date.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10% of the Company’s common stock, file an initial report of their ownership of the Company’s securities on Form 3 and report changes in their ownership of the Company’s securities on Form 4 and Form 5. These filings must be made with the Securities and Exchange Commission and the National Association of Securities Dealers.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon the Company’s review of the copies of the filings that it received with respect to the fiscal year ended December 31, 2008, and written representations from certain reporting persons that no other reports were required, during fiscal year 2008 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that the following individuals filed the indicated number of late reports and total number of late transactions: Patti Moss (one), Mike Delvin (one), Greg Newton (one) and Peggy Biss (one).

INFORMATION AVAILABLE TO SHAREHOLDERS

     Cascade is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the SEC. Cascade has filed this proxy statement pursuant to Schedule 14(a) of the Exchange Act with the SEC in compliance with its reporting requirements.

     The proxy statements, and other information filed with the SEC by Cascade under the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549 or from the SEC website at www.sec.gov.

     The Company’s 2008 Annual Report including Form 10-K is available to shareholders at www.botc.com/ investorrelations, by mail if requested, or provided with this proxy statement. Additional copies of the Annual Report and the Company’s filings of Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission may be obtained by mail without charge from Gregory D. Newton, EVP/Chief Financial Officer, Cascade Bancorp, P.O. Box 369, Bend, Oregon 97709, or e-mail cascades@botc.com.

     American Stock Transfer & Trust Company is the Company’s stock transfer agent. American Stock Transfer and Trust Company contact information: 59 Maiden Lane, New York, New York 10038. Phone: 888-777-0321 and website: www.amstock.com.

     All forms filed with the SEC and additional shareholder information is available free of charge on the Company’s website: www.botc.com (select/click on “Investment Information” on the left side of the screen.) Alternatively, the SEC maintains an Internet site, www.sec.gov, in which all forms filed electronically may be accessed.

SHAREHOLDER PROPOSALS

     In order to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials of Cascade Bancorp for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, be received at the Company’s main office at 1100 N.W. Wall Street, Bend, Oregon 97701 no later than November 16, 2009.

     For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at the meeting, timely notice must be received by the Secretary of the Company, in writing, not less than 60 days, nor more than 90 days, before the date of the meeting (for an April 27, 2009, meeting, no earlier than January 29, 2009, and not later than the close of business on February 27, 2009.) See more defined discussion in “Nominating and Corporate Governance Committee.” No shareholder submitted a proposal or notified the Company of business to bring before the Meeting.

OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

By Order of the Board of Directors

GREGORY D. NEWTON Secretary
Bend, Oregon March 16, 2009

1100 NW WALL STREET P.O. BOX 369 BEND, OR 97701
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postagepaid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CASCA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CASCADE BANCORP			For	Withhold	For All
			All	All	Except
Vote On Directors
1.	ELECTION OF 9 DIRECTORS		☐	☐	☐

Nominees:

	01)	Gary L. Hoffman	06) Jerol E. Andres
	02)	Patricia L. Moss	07) Henry H. Hewitt
	03)	Thomas M. Wells	08) Judith A. Johansen
	04)	Ryan R. Patrick	09) Clarence Jones
	05)	James E. Petersen
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommend a vote “FOR” all Nominees listed above.

Vote On Proposals		For	Against	Abstain

2.	APPROVAL TO RATIFY THE APPOINTMENT OF SYMONDS, EVANS & COMPANY, P.C. AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2009. (The Board of Directors recommend a vote “FOR” this proposal.)	☐	☐	☐

3.	To transact such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or Limited Liability Company, then please sign in the entity name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CASCA2

1100 NW Wall Street Bend, Oregon 97701

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints GARY L. HOFFMAN and PATRICIA L. MOSS, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Cascade Bancorp (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on April 27, 2009, at 5:30 p.m. PDT, and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.